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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

    GLOVER                      ROY                     MONTGOMERY
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   (Last)                       (First)                   (Middle)

    4171 ESSEN LANE
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                                    (Street)

    BATON ROUGE                   LOUISIANA                70809
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   (City)                            (State)                (Zip)
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2.   Date of Event Requiring Statement (Month/Day/Year)

     03/07/03
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     The Shaw Group Inc. (SGR)
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     President of Construction Division
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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
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

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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EMPLOYEE STOCK OPTION    (1)        9/20/13        COMMON STOCK            5,621         14.990          D
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EMPLOYEE STOCK OPTION    (1)        9/20/13        COMMON STOCK           14,379         14.990          D
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EMPLOYEE STOCK OPTION    (2)        9/21/11        COMMON STOCK            5,000         26.000          D
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EMPLOYEE STOCK OPTION    (3)        3/16/11        COMMON STOCK            5,000         51.510          D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
(1) Option granted under the Company's 2001 Employee Incentive Compensation Plan that vest in four annual installments commencing September 20, 2003.
(2) Option granted under the Company's 2001 Employee Incentive Compensation Plan that vest in four annual installments commencing September 21, 2002.
(3) Option granted under the Company's 2001 Employee Incentive Compensation Plan that vest in four annual installments commencing March 16, 2002.



/S/ Roy Montgomery Glover                                 March 10, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.